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Exhibit 4.2

        [Face of Exchange Note]

        [Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP:
ISIN:
Common Code:

Floating Rate Senior Notes due 2012

No.	$

NTL CABLE PLC

        NTL Cable PLC (the "Issuer" or the "Company") promises to pay to CEDE & CO. or its registered assigns, the principal sum of                          U.S. Dollars on October 15, 2012.

Interest Payment Dates:	July 15, October 15, January 15 and April 15
Record Dates:	July 1, October 1, January 1 and April 1
Dated:	, 2005

        IN WITNESS WHEREOF, the Company has caused this Note to be signed by its duly authorized director, officer or other authorized signatory.

NTL CABLE PLC
By:	Name: Title:

Certificate of Authentication

        This is one of the Floating Rate Senior Notes due 2012 referred to in the within-mentioned Indenture.

Dated:                        , 2005

THE BANK OF NEW YORK, as Trustee
By:	Authorized Signatory

[Reverse of Exchange Note]

Floating Rate Senior Notes due 2012

        (1)   INTEREST.

        (a)   NTL Cable PLC, a public limited company organized under the laws of England and Wales (the "Issuer"), promises to pay interest on the principal amount of this Note at a floating rate determined in accordance with the procedures described below and Special Interest, if any, from April 13, 2004 until maturity. The Issuer will pay interest and Special Interest, if any, quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an "Interest Payment Date"). Interest on the Notes will accrue from the most recent date to which interest has been paid on either this Note or the Initial Note (for which this Note was exchanged) or, if no interest has been paid, from the date of issuance; provided that the first Interest Payment Date shall be July 15, 2004. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, and on overdue installments of interest and Special Interest, if any (without regard to any applicable grace periods), from time to time on demand at the same rate to the extent lawful.

        This Note was issued in connection with the Exchange Offer pursuant to which the Initial Note in like principal amount was exchanged for this Note.

        (b)   The Floating Rate Notes will bear interest for each period at a rate determined by The Bank of New York, acting as calculation agent. The interest rate on the Floating Rate Notes for a particular interest period will be a per annum rate equal to LIBOR, as determined on the interest determination date, plus 5.00%. The interest determination date for an interest period will be the second London business day preceding the first day of such interest period. The interest determination date for the Floating Rate Notes for the first interest period is April 7, 2004. Promptly upon determination, the calculation agent will inform the Trustee and the Issuer of the interest rate for the next interest period. Interest on the Floating Rate Notes will be calculated on the basis of the actual number of days in an interest period and a 360-day year. Absent manifest error, the determination of the interest rate by the calculation agent will be binding and conclusive on the Holders of the Floating Rate Notes, the Trustee and the Issuer.

        (c)   "LIBOR" means the London interbank offered rate. "London business day" is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

        (d)   On any interest determination date, LIBOR will be equal to the offered rate for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1.0 million, as such rate appears on Telerate Page 3750 at approximately 11:00 a.m., London time, on such interest determination date. If Telerate Page 3750 is replaced by another service or ceases to exist, the calculation agent will use the replacing service or such other service that may be nominated by the British Bankers' Association for the purpose of displaying LIBOR for U.S. dollar deposits.

        (e)   If no offered rate appears on Telerate Page 3750 on an interest determination date at approximately 11:00 a.m., London time, then the calculation agent (after consultation with the Issuer) will select four major banks in the London interbank market and will request each of their principal London offices to provide a quotation of the rate (expressed as a percentage per annum) at which deposits for a three-month period (beginning on the second London business day after the interest determination date) in U.S. dollars in amounts of at least $1.0 million are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of a single transaction in that market at that time. If at least two quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, the calculation agent will select three major banks in New York City and will request each of them to provide a quotation of the rate (expressed as a percentage per annum) offered by them at approximately 11:00 a.m., New York City time, on the interest determination date for loans in U.S. dollars to leading European banks having an index maturity of three months in an amount of at least $1.0 million that is representative of a single transaction in that market at that time. If three quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, the rate of LIBOR for the next interest period will be set equal to the rate of LIBOR for the then-current interest period.

        (f)    All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

        (g)   The interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

        (h)   The calculation agent will, upon the request of the Holder of any Floating Rate Note, provide the interest rate then in effect with respect to the Floating Rate Notes.

        (2) METHOD OF PAYMENT. The Issuer will pay interest on the Notes and Special Interest, if any, to the Persons who are registered Holders at the close of business on the January 1, April 1, July 1 or October 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium and Special Interest, if any, and interest at the office or agency of the Issuer maintained for such purpose as provided in the Indenture or, at the option of the Issuer, payment of interest and Special Interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium and Special Interest, if any, on all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Issuer or the Paying Agent. Such payment will be in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts.

        (3) PAYING AGENT AND REGISTRAR. Initially, the Trustee will act as Paying Agent and Registrar and The Bank of New York (Luxembourg) S.A. will act as Paying Agent in Luxembourg. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer or any of its Subsidiaries may act as Registrar.

        (4) INDENTURE. The Issuer issued the Notes under an Indenture, dated as of April 13, 2004 (the "Indenture"), among the Issuer, Parent, the Intermediate Guarantors, the Senior Subordinated Subsidiary Guarantor and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb) (the "TIA"). The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are senior unsecured obligations of the Issuer. Unless otherwise defined herein, capitalized terms used herein have the meanings assigned to them in the Indenture.

        (5) OPTIONAL REDEMPTION. Except as set forth in Section 3.10 of the Indenture, the Issuer may not redeem the Floating Rate Notes prior to April 15, 2005. On or after this date, the Issuer may redeem the Floating Rate Notes, in whole or in part, on not less than 30 nor more than 60 days' prior notice, at the following redemption prices (expressed as percentages of the principal amount), plus accrued and unpaid interest thereon and Special Interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), if redeemed during the 12-month period commencing on April 15 of the years set forth below:

Redemption Year	Redemption Price
2005	103%
2006	102%
2007	101%
2008 and thereafter	100%

        (6) MANDATORY REDEMPTION. The Issuer will not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

        (7) REPURCHASE AT OPTION OF HOLDER.

        (a)   Upon the occurrence at any time of a Triggering Event or Change of Control (other than a Change of Control resulting from a Merger Event), unless the Issuer has exercised its right to redeem the Notes as described in Section 3.07 of the Indenture, each Holder will have the right to require the Issuer to purchase all or any part of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Special Interest thereon, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date). Within 30 days following any Triggering Event or Change of Control, the Issuer will mail a notice to each Holder setting forth the procedures governing the Repurchase Offer as required by the Indenture.

        (b)   In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (c)(3) of Section 4.10 of the Indenture, the Issuer will be required to commence an Excess Proceeds Offer pursuant to Section 3.09 of the Indenture to purchase the maximum principal amount of Notes that may be purchased out of the Allocable Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Special Interest thereon, if any, to the date fixed for the closing of such offer in accordance with the procedures set forth in the Indenture.

        (8) NOTICE OF REDEMPTION. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000 unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

        (9) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents. The Registrar may not require a Holder to pay any taxes and fees, except as otherwise set forth in the Indenture. The Registrar need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Registrar need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

        (10) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes, except as otherwise ordered by a court of competent jurisdiction.

        (11) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then-outstanding Notes and Additional Notes, if any, and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then-outstanding Notes and Additional Notes, if any. Without the consent of any Holder, the Indenture or the Notes may be amended or supplemented to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption of the Issuer's obligations to Holders in case of a merger or consolidation or sale of all or substantially all of the Issuer's assets, to provide for uncertificated Notes in addition to or in place of certificated Notes, to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect in any material respect the legal rights under the Indenture of any such Holder, to comply with the requirements of the SEC in connection with the qualification of the Indenture under the TIA, to provide for the issuance of Additional Notes or Exchange Notes in accordance with the limitations set forth in the Indenture, to mortgage, pledge, hypothecate or grant a security interest in any Property for the benefit of any Person in accordance with the limitations set forth in the Indenture, or to add guarantors or guarantees with respect to the Notes.

        (12) DEFAULTS AND REMEDIES. Events of Default are set forth in the Indenture. If an Event of Default (other than an Event of Default under the bankruptcy provisions described in Section 6.01(a)(7) of the Indenture with respect to the Issuer, any Intermediate Guarantor or any Subsidiary Guarantor) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes by notice to the Issuer may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. If an Event of Default under the bankruptcy provisions described in Section 6.01(a)(7) of the Indenture with respect to the Issuer, any Intermediate Guarantor or any Subsidiary Guarantor occurs, the unpaid principal of and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then-outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal of, premium or Special Interest, if any, or interest on any Note) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium and Special Interest on, or the principal of, the Notes. The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

        (13) TRUSTEE DEALINGS WITH ISSUER. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Issuer or its Affiliates, and may otherwise deal with the Issuer or its Affiliates, as if it were not the Trustee.

        (14) NO RECOURSE AGAINST OTHERS. A director, officer, employee, incorporator or stockholder of the Issuer, as such, will not have any liability for any obligations of the Issuer under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

        (15) AUTHENTICATION. This Note will not be valid until authenticated by the manual or facsimile signature of the Trustee or an authenticating agent.

        (16) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A (= Uniform Gifts to Minors Act).

        (17) CUSIP AND ISIN NUMBERS AND COMMON CODES. The Issuer has caused CUSIP and ISIN numbers and common codes to be printed on the Notes and the Trustee may use CUSIP and ISIN numbers and common codes in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

        (18) GOVERNING LAW. THE NOTES WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY).

        The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

NTL Cable PLC
ntl House
Bartley Wood Business Park
Hook
Hampshire, RG27 9UP
United Kingdom
Attention: Corporate Secretary

ASSIGNMENT FORM

        To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:	(Insert assignee's legal name)
(Insert assignee's soc. sec. or tax I.D. no.)

(Print or type assignee's name, address and zip code)
and irrevocably appoint
to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.
Date:
Your Signature: (Sign exactly as your name appears on the face of this Note)
Signature Guarantee*:

*    Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

        If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:

☐ Section 4.10               ☐ Section 4.15

        If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$
Date:
Your Signature: (Sign exactly as your name appears on the face of this Note)
Tax Identification No.:
Signature Guarantee*:

*    Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

        The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

[FORM OF SUBORDINATED GUARANTEE]

        For value received, the Senior Subordinated Subsidiary Guarantor, to the extent set forth in and subject to the terms of the Indenture, dated as of April 13, 2004 (the "Indenture"), among NTL Cable PLC, a public limited company organized under the laws of England and Wales (the "Issuer"), NTL Incorporated, a Delaware corporation ("Parent"), Communications Cable Funding Corp., a Delaware corporation, NTL (UK) Group, Inc., a Delaware corporation, NTL Communications Limited, a limited company organized under the laws of England and Wales, NTL Investment Holdings Limited, a limited company organized under the laws of England and Wales ("NTLIH" or the "Senior Subordinated Subsidiary Guarantor"), and The Bank of New York, as trustee (the "Trustee"), hereby jointly and severally with each other Note Guarantor irrevocably and unconditionally guarantees to each Holder and to the Trustee and its successors and assigns (1) the full and punctual payment when due, whether at Stated Maturity, by acceleration, by redemption or otherwise, of all obligations of the Issuer under this Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of or interest on or premium or Special Interest, if any, on the Notes and all other monetary obligations of the Issuer under this Indenture and the Notes and (2) the full and punctual performance within applicable grace periods of all other obligations of the Issuer whether for fees, expenses, indemnification or otherwise under this Indenture and the Notes (all the foregoing being hereinafter collectively called the "Guaranteed Obligations"). The Senior Subordinated Subsidiary Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from the Senior Subordinated Subsidiary Guarantor, and that the Senior Subordinated Subsidiary Guarantor shall remain bound under this Guarantee notwithstanding any extension or renewal of any Guaranteed Obligation.

        The obligations of the Senior Subordinated Subsidiary Guarantor to the Holders and to the Trustee pursuant to this Guarantee and the Indenture are expressly set forth in Article 11 and Article 12 of the Indenture, and reference is hereby made to the Indenture for the precise terms and limitations of this Guarantee. Each Holder of the Note to which this Guarantee is endorsed, by accepting such Note, agrees to and shall be bound by such provisions.

        The Senior Subordinated Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by the Senior Subordinated Subsidiary Guarantor without rendering such Senior Subordinated Subsidiary Guarantee voidable under applicable law relating to ultra vires, fraudulent conveyance, fraudulent transfer, corporate benefit or similar laws affecting the rights of creditors generally.

[Signature on following page]

        IN WITNESS WHEREOF, the Senior Subordinated Subsidiary Guarantor has caused this Guarantee to be signed by a duly authorized officer.

NTL INVESTMENT HOLDINGS LIMITED
By:	Name: Title:

[FORM OF SENIOR GUARANTEE]

        For value received, each of the undersigned (the "Senior Guarantors"), to the extent set forth in and subject to the terms of the Indenture, dated as of April 13, 2004 (the "Indenture"), among NTL Cable PLC, a public limited company organized under the laws of England and Wales (the "Issuer"), NTL Incorporated, a Delaware corporation ("Parent"), Communications Cable Funding Corp., a Delaware corporation, NTL (UK) Group, Inc., a Delaware corporation, NTL Communications Limited, a limited company organized under the laws of England and Wales, NTL Investment Holdings Limited, a limited company organized under the laws of England and Wales ("NTLIH" or the "Senior Subordinated Subsidiary Guarantor"), and The Bank of New York, as trustee (the "Trustee"), hereby jointly and severally with one another and with the Senior Subordinated Subsidiary Guarantor irrevocably and unconditionally guarantees to each Holder and to the Trustee and its successors and assigns (1) the full and punctual payment when due, whether at Stated Maturity, by acceleration, by redemption or otherwise, of all obligations of the Issuer under this Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of or interest on or premium or Special Interest, if any, on the Notes and all other monetary obligations of the Issuer under this Indenture and the Notes and (2) the full and punctual performance within applicable grace periods of all other obligations of the Issuer whether for fees, expenses, indemnification or otherwise under this Indenture and the Notes (all the foregoing being hereinafter collectively called the "Guaranteed Obligations"). Each Senior Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Note Guarantor, and that such Note Guarantor shall remain bound under this Guarantee notwithstanding any extension or renewal of any Guaranteed Obligation.

        The obligations of each Senior Guarantor to the Holders and to the Trustee pursuant to this Guarantee and the Indenture are expressly set forth in Article 11 of the Indenture, and reference is hereby made to the Indenture for the precise terms and limitations of this Guarantee. Each Holder of the Note to which this Guarantee is endorsed, by accepting such Note, agrees to and shall be bound by such provisions.

        Each Senior Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by such Senior Guarantor without rendering such Senior Guarantee voidable under applicable law relating to ultra vires, fraudulent conveyance, fraudulent transfer, corporate benefit or similar laws affecting the rights of creditors generally.

[Signatures on following page]

        IN WITNESS WHEREOF, the each Senior Guarantor has caused this Guarantee to be signed by a duly authorized officer.

NTL INCORPORATED
By:	Name: Title:
COMMUNICATIONS CABLE FUNDING CORP.
By:	Name: Title:
NTL (UK) GROUP, INC.
By:	Name: Title:
NTL COMMUNICATIONS LIMITED
By:	Name: Title:

QuickLinks

  Exhibit 4.2
  Certificate of Authentication
[Reverse of Exchange Note ]
ASSIGNMENT FORM
OPTION OF HOLDER TO ELECT PURCHASE
SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE
[FORM OF SUBORDINATED GUARANTEE]
[FORM OF SENIOR GUARANTEE]